Exhibit 10.3

Description of agreement between the Company and P. C. Ackerman regarding death benefit

On June 8, 2006, the Board of Directors of National Fuel Gas Company (the “Company”) approved the terms of an agreement between the Company and its Chairman and Chief Executive Officer, Philip C. Ackerman. Under the terms of the agreement, the Company will pay a death benefit to Mr. Ackerman if he dies before his 70th birthday. The amount of the death benefit will equal (a) two times the sum of (i) Mr. Ackerman’s last annual salary plus (ii) his last annual bonus, less (b) the death benefit payable to Mr. Ackerman under that certain Amended and Restated Split Dollar Insurance and Death Benefit Agreement between the Company and Mr. Ackerman, dated September 17, 1997, as amended by Amendment Number 1 thereto, dated March 23, 1999 (as amended, the “Split Dollar Agreement”). Currently the amount of the death benefit payable under the agreement approved by the Board of Directors on June 8, 2006 is estimated to be $2,353,991.

If Mr. Ackerman is living on his 70th birthday, the Company’s agreement to pay a death benefit terminates, and the Company will make a cash payment to Mr. Ackerman in the amount of $968,905. This amount represents the difference between the previously expected cash surrender value at age 70 of two insurance policies underlying the Split Dollar Agreement (one of which such policies was transferred to the Company on April 27, 2006, as disclosed previously), less the expected cash surrender value at age 70 of the remaining insurance policy.